Exhibit 99.1

3750 Torrey View Ct
San Diego, CA 92130
www.carefusion.com

FOR IMMEDIATE RELEASE
Contacts:

Media: Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors: Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION REPORTS THIRD QUARTER FISCAL 2014 RESULTS

•	Third quarter revenue increased 7 percent to $968 million, driven by continued growth in the company’s Procedural Solutions segment

•	Diluted earnings per share (EPS) from continuing operations totaled $0.48 on a GAAP basis and increased 2 percent to $0.60 per adjusted share

•	Company narrows and updates fiscal 2014 revenue, EPS and cash flow guidance

SAN DIEGO, May 5, 2014 - CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today reported financial results for its third quarter of fiscal 2014, ended March 31, 2014.

“Our team continued to make progress during the quarter, and as a result, we are well positioned to finish the fiscal year strong,” said Kieran T. Gallahue, chairman and CEO. “The entire Procedural Solutions segment once again outperformed our expectations, delivering its seventh consecutive quarter of organic growth. Medical Systems revenue was below our expectations as we continued to roll out our new Dispensing Technologies platform and refine our installation processes in partnership with our customers. We are encouraged by the positive feedback we’re receiving and continue to see momentum building. We have achieved an all-time record backlog in Dispensing, giving us confidence as we prepare to close out the fourth quarter and enter fiscal 2015.”

Third Quarter Results
CareFusion reported third quarter fiscal 2014 revenue of $968 million, compared to $901 million in the third quarter of fiscal year 2013, a 7 percent increase on both a reported and constant currency basis.

Compared to the prior year period, operating income increased 18 percent to $159 million. Excluding nonrecurring items, adjusted operating income decreased 2 percent to $196 million, with revenue mix negatively affecting the company’s operating margins during the quarter. On a sequential basis, adjusted operating income improved 8 percent from the second quarter.

Operating expenses totaled $314 million, an 8 percent decrease from the prior year period during which the company recorded a one-time reserve associated with a government settlement. Excluding nonrecurring items, adjusted operating expenses were $284 million, an increase of 3 percent over the prior year period, primarily driven by operating expenses from the recent acquisitions of Vital Signs, a manufacturer of single-patient-use consumables for respiratory care and anesthesiology, and Sendal, an infusion specialty disposable manufacturer in Spain.

The company reported income from continuing operations of $102 million, or $0.48 per diluted share. Adjusted income from continuing operations totaled $127 million and increased 2 percent to $0.60 per diluted share.

Medical Systems
Third quarter revenue for the Medical Systems segment decreased 2 percent to $571 million on a reported and constant currency basis compared to a strong prior year in both the Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line was even with the prior year as it continued to manage a product line transition during the quarter.

Segment profit for the quarter was $104 million, as revenue mix negatively affected segment margins. Adjusted segment profit decreased to $118 million.

Procedural Solutions
Third quarter revenue for the Procedural Solutions segment was $397 million, a 25 percent increase from the prior year period on a reported and constant currency basis. The top-line results were driven by the segment’s clinically differentiated portfolio and contributions from recent acquisitions.

Segment profit for the quarter was $55 million, an increase of 2 percent. Adjusted segment profit grew 26 percent to $78 million.

Nine-Month Results
For the first nine months of fiscal 2014, revenue increased 3 percent to $2.72 billion, compared to $2.65 billion in the prior year period. Operating income totaled $427 million. Income from continuing operations was $277 million, or $1.29 per diluted share. Adjusted income from continuing operations was $339 million, or $1.58 per diluted share.

Operating expenses in the first nine months totaled $935 million, or $853 million on an adjusted basis.

Within the Medical Systems segment, revenue decreased 3 percent from the prior year period to $1.68 billion. Segment profit was $287 million and totaled $332 million on an adjusted basis.

Revenue for the Procedural Solutions segment increased 14 percent from the prior year period to $1.04 billion. Segment profit totaled $140 million. On an adjusted basis, segment profit increased 13 percent to $187 million.

Recent Highlights
Additional third quarter and recent highlights included:

•
Completing the acquisition of the Vital Signs division of GE Healthcare in the majority of geographies worldwide, helping to create additional scale in respiratory care and anesthesiology delivery consumables and increasing the company’s presence outside of the U.S.

•
Continuing to expand the company’s Procedural Solutions portfolio with multiple new product introductions for Interventional Specialties, surgical instrumentation and Infection Prevention, including SurFlash® safety peripheral IV catheters.

•
Completing an investment for a 40 percent minority stake in Caesarea Medical Electronics (CME), an Israeli manufacturer of compact and highly portable infusion and syringe pumps for homecare and hospital settings.

•
Installing the first live instance of bidirectional infusion pump interoperability between the Alaris® System and Epic Electronic Medical Record (EMR) software, helping to improve patient safety and streamline the traditional workflow for administering intravenous medications.

•
Partnering with more than 100 U.S. hospitals to complete a six-month assessment of surgical skin preparation practices as part of the CareFusion Focus on Quality Care Program, a service designed to help hospitals reduce or eliminate variability in processes and have less waste, fewer errors and better outcomes.

•
Receiving the #1 Medication Dispensing Cabinet ranking by nurses in a recent study from KLAS, an independent research company. According to nurses surveyed for the report, the Pyxis MedStation® system outperformed all competition in overall product quality, ease of use, and reliability/uptime and earned the clear number one ranking in terms of overall performance and quality.

•
Investing $103 million to repurchase 2.5 million shares during the quarter under a two-year, $750 million share repurchase program. To date in fiscal 2014, the company invested $444 million to repurchase 11.5 million shares.

Fiscal 2014 Outlook
For the fiscal year ending June 30, 2014, CareFusion now expects revenue as reported to grow 5 to 7 percent, an increase from the prior 4 to 7 percent range, and organic revenue to grow 2 to 4 percent, up from the previous 1 to 4 percent range, both on a constant currency basis as compared to fiscal 2013 revenue of $3.55 billion. Adjusted diluted earnings per share from continuing operations are now expected to be at the low end of the company’s previously stated guidance range of $2.30 to $2.40. CareFusion raised its cash flow guidance for the year from a previous range of $500 million to $550 million to a new range of $550 million to $600 million.

Conference Call
CareFusion will host a conference call today at 2 p.m. PDT (5 p.m. EDT) to discuss its financial and operational results for the third quarter.

To access the call, visit the Investors page at www.carefusion.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software. Investors and other interested parties may also access the call by dialing 866.270.6057 within the U.S. or 617.213.8891 from outside the U.S. and using the access code 79851316. A replay of the conference call will be available from 6 p.m. PDT (9 p.m. EDT) on May 5 through 11:59 p.m. PDT on May 12 and can be accessed by dialing 888.286.8010 in the U.S. or 617.801.6888 from outside the U.S. and using the access code 50829966.

About CareFusion Corporation
CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps and IV sets, MaxPlus® and MaxZero™ IV connectors and sets, Pyxis® automated dispensing and patient identification systems, AVEA®, LTV® series and AirLife® ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 15,000 people across its global operations. More information may be found at www.carefusion.com.

Use of Non-GAAP Financial Measures by CareFusion Corporation
This CareFusion news release and the information contained herein present non-GAAP financial measures that exclude certain amounts, as follows: “adjusted segment profit,” which excludes amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges; “adjusted operating expenses,” “adjusted operating income” and “adjusted operating margin,” which exclude the impact of the reserve for the expected government settlement and amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges; and “adjusted income from continuing operations,” “adjusted diluted earnings per share from continuing operations” and “adjusted effective tax rate,” which exclude the impact of the reserve for the expected government settlement and amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges and nonrecurring tax items. In addition, commencing with the quarter ended December 31, 2013, the company began excluding from its adjusted results inventory valuation step-up charges from acquisitions. The most directly comparable GAAP financial measures for these non-GAAP financial measures are segment profit, operating expenses, operating income, operating margin, income from continuing operations, diluted earnings per share from continuing operations and effective tax rate. The company has included below unaudited adjusted financial information for the quarters and nine months ended March 31, 2014 and 2013, which includes a reconciliation of GAAP to non-GAAP financial measures.

The company’s management uses these non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as they believe this information provides additional insight into the company’s operating performance by disregarding certain nonrecurring items. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. While the types of items and charges excluded from the company’s non-GAAP financial measures may occur in the future, the company’s management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, or discrete and unusual or infrequent transactions that are not indicative of future operations or business trends.

Cautions Concerning Forward-looking Statements
The CareFusion news release and the information contained herein present forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. CareFusion intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results to differ materially from those projected, anticipated or implied by the forward-looking statements. The most significant of these uncertainties are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: we may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology; we are subject to complex and costly regulation; cost containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability; current economic conditions have and may continue to adversely affect our results of operations and financial condition; we may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected; we may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others; defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, recalls or safety alerts and negative publicity and could subject us to regulatory actions; and we are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business. The CareFusion news release and the information contained herein reflect management’s views as of May 5, 2014. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Quarters Ended March 31,		Nine Months Ended March 31,
(in millions, except per share amounts)	2014	2013	2014	2013
Revenue	$968	$901	$2,720	$2,647
Cost of Products Sold	496	425	1,359	1,264
Gross Profit	472	476	1,361	1,383
Selling, General and Administrative Expenses	258	244	763	737
Research and Development Expenses	47	47	142	142
Restructuring and Acquisition Integration Charges	9	9	30	14
Reserve for Expected Government Settlement	—	41	—	41
Share of Net (Earnings) Loss of Equity Method Investee	(1)	—	(1)	—
Operating Income	159	135	427	449
Interest Expense and Other, Net	27	17	68	55
Income Before Income Tax	132	118	359	394
Provision for Income Tax	30	34	82	115
Income from Continuing Operations	102	84	277	279
Loss from Discontinued Operations, Net of Tax	—	—	—	(3)
Net Income	$102	$84	$277	$276
Per Share Amounts:[1]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.49	$0.38	$1.31	$1.25
Discontinued Operations	$—	$—	$—	$(0.01)
Basic Earnings per Common Share	$0.49	$0.38	$1.31	$1.24
Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.48	$0.37	$1.29	$1.24
Discontinued Operations	$—	$—	$—	$(0.01)
Diluted Earnings per Common Share	$0.48	$0.37	$1.29	$1.23
Weighted-Average Number of Common Shares Outstanding:
Basic	208.0	222.5	210.8	222.4
Diluted	211.1	225.6	214.0	225.0
Adjusted Financial Measures:[2]
Gross Profit	$479	$476	$1,371	$1,383
Gross Margin[3]	49.5%	52.8%	50.4%	52.2%
Operating Expenses	$284	$275	$853	$833
Operating Income	$196	$201	$519	$550
Operating Margin[3]	20.2%	22.3%	19.1%	20.8%
Income from Continuing Operations	$127	$134	$339	$354
Diluted EPS from Continuing Operations	$0.60	$0.59	$1.58	$1.57
Effective Tax Rate	24.9%	27.1%	24.8%	28.9%
____________
[1] Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.

[2] Adjusted financial measures are non-GAAP measures that exclude amortization of acquired intangibles, as well as certain nonrecurring items, as discussed above under Use of Non-GAAP Financial Measures. Commencing with the quarter ended December 31, 2013, the company began excluding from its adjusted results inventory valuation step-up charges from acquisitions. For the quarter and nine months ended March 31, 2013, adjusted financial measures also exclude $41 million related to the reserve for the expected government settlement, which we paid in January 2014. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.  Additional information regarding inventory valuation step-up charges from acquisitions and a reconciliation of the adjusted financial measures to comparable GAAP measures can be found in the Reconciliation of Non-GAAP Financial Measures included in the pages that follow.

[3] Adjusted gross margin and adjusted operating margin reflect adjusted gross profit and adjusted operating income, in each case divided by revenue. The Reconciliation of Non-GAAP Financial Measures included in the pages that follow present a reconciliation of adjusted gross profit and adjusted operating income from which adjusted gross margin and adjusted operating margin are derived.

CAREFUSION CORPORATION
SEGMENT AND SELECT BUSINESS LINE REVENUES
(UNAUDITED)

	Quarters Ended March 31,		Percent	Nine Months Ended March 31,		Percent
(in millions)	2014	2013	Change	2014	2013	Change
Medical Systems
Dispensing Technologies	$233	$234	—%	$680	$738	(8)%
Infusion Systems	238	246	(3)%	704	678	4%
Respiratory Technologies	94	97	(3)%	278	300	(7)%
Other	6	7	(14)%	20	21	(5)%
Total Medical Systems	$571	$584	(2)%	$1,682	$1,737	(3)%
Procedural Solutions
Infection Prevention	$168	$150	12%	$485	$446	9%
Medical Specialties	91	88	3%	269	254	6%
Specialty Disposables	138	79	75%	284	210	35%
Total Procedural Solutions	$397	$317	25%	$1,038	$910	14%
Total CareFusion	$968	$901	7%	$2,720	$2,647	3%

CAREFUSION CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Financial Data:
	Segment Profit
(in millions, except per share amounts)	Medical Systems	Procedural Solutions	Gross Profit	SG&A Expenses	Operating Expenses[5]	Operating Income[6]	Income from Continuing Operations[7]	Diluted EPS from Continuing Operations[8]
Quarter Ended March 31, 2014
GAAP	$104	$55	$472	$258	$314	$159	$102	$0.48
Restructuring and Acquisition Integration[1]	4	5	—	—	(9)	9	7	0.03
Amortization of Acquired Intangibles[2]	10	11	—	(21)	(21)	21	14	0.07
Step-up of Acquired Inventory[3]	—	7	7	—	—	7	4	0.02
Adjusted	$118	$78	$479	$237	$284	$196	$127	$0.60
Nine Months Ended March 31, 2014
GAAP	$287	$140	$1,361	$763	$935	$427	$277	$1.29
Restructuring and Acquisition Integration[1]	17	13	—	—	(30)	30	22	0.10
Amortization of Acquired Intangibles[2]	28	24	—	(52)	(52)	52	34	0.16
Step-up of Acquired Inventory[3]	—	10	10	—	—	10	6	0.03
Adjusted	$332	$187	$1,371	$711	$853	$519	$339	$1.58
Quarter Ended March 31, 2013
GAAP	$122	$54	$476	$244	$341	$135	$84	$0.37
Restructuring and Acquisition Integration[1]	7	2	—	—	(9)	9	6	0.03
Amortization of Acquired Intangibles[2]	10	6	—	(16)	(16)	16	11	0.05
Reserve for Expected Government Settlement[4]	—	—	—	—	(41)	41	33	0.15
Adjusted	$139	$62	$476	$228	$275	$201	$134	$0.59
Nine Months Ended March 31, 2013
GAAP	$347	$143	$1,383	$737	$934	$449	$279	$1.24
Restructuring and Acquisition Integration[1]	10	4	—	—	(14)	14	11	0.05
Amortization of Acquired Intangibles[2]	28	18	—	(46)	(46)	46	31	0.14
Reserve for Expected Government Settlement[4]	—	—	—	—	(41)	41	33	0.15
Adjusted	$385	$165	$1,383	$691	$833	$550	$354	$1.57
____________
[1] Restructuring and acquisition integration charges primarily relate to nonrecurring expenses associated with rationalizing headcount and aligning operations.

[2] Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.

[3] Step-up of acquired inventory relates to the non-cash expenses associated with inventory valuation step-up charges from acquisitions. In connection with acquisition transactions, the company acquires inventory that is recorded at fair value at the time of the acquisition. As the fair value of acquired finished goods inventory is recorded at the anticipated customer sales price less cost to sell, which is generally higher than the historical carrying value, the company must record a charge equal to the difference between the fair value and historical carrying value as the underlying product is sold.  The company began excluding from its adjusted results inventory valuation step-up charges from acquisitions during the quarter ended December 31, 2013, as the company does not believe such non-cash charges are reflective of ongoing operating results. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.

[4] Reserve for expected government settlement relates to the $41 million charge recorded in connection with the agreement in principle publicly disclosed on April 25, 2013, related to prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with healthcare professionals. In January 2014, we entered into a final settlement agreement with the government, and we paid the settlement. These amounts have not been allocated to segment results.

[5] Operating expenses consist of selling, general and administrative, research and development, restructuring and acquisition integration expenses, and the reserve for expected government settlement.

[6] Operating income includes CareFusion's share of net earnings/loss from equity method investee.

[7] Income from continuing operations is presented net of tax effect. Additional information about nonrecurring tax items related to nonrecurring expenses and the impact on the effective tax rate is included in the Reconciliation of the Adjusted Effective Tax Rate on the following page.

[8] Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.

CAREFUSION CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Effective Tax Rate:
(in millions)	GAAP	Nonrecurring Items[1,2]	Inventory Step-Up3	Amortization of Acquired Intangibles[4]	Adjusted[5]
Quarter Ended March 31, 2014
Income Before Income Tax	$132	$9	$7	$21	$169
Provision for Income Tax	$30	$2	$3	$7	$42
Effective Tax Rate[6]	23.0%	18.1%	34.9%	34.2%	24.9%
Nine Months Ended March 31, 2014
Income Before Income Tax	$359	$30	$10	$52	$451
Provision for Income Tax	$82	$8	$4	$18	$112
Effective Tax Rate[6]	22.9%	28.5%	34.9%	34.2%	24.8%
Quarter Ended March 31, 2013
Income Before Income Tax	$118	$50	$—	$16	$184
Provision for Income Tax	$34	$11	$—	$5	$50
Effective Tax Rate[6]	28.6%	21.6%	—%	34.2%	27.1%
Nine Months Ended March 31, 2013
Income Before Income Tax	$394	$55	$—	$46	$495
Provision for Income Tax	$115	$11	$—	$15	$141
Effective Tax Rate[6]	29.2%	21.3%	—%	34.2%	28.9%

Adjusted EPS Outlook for Fiscal Year Ending June 30, 2014:

GAAP Diluted Earnings per Common Share from Continuing Operations					$1.91 - $2.01
Estimated charges for nonrecurring items related to restructuring and acquisition integration, net of tax (mid-point of an estimated range of $0.11 to $0.15 per diluted share)					$0.13
Estimated charges for inventory step-up from acquisitions					0.03
Estimated acquisition-related intangible amortization, net of tax					0.23
Adjusted Diluted Earnings per Common Share from Continuing Operations					$2.30 - $2.40
____________
[1] Reflects nonrecurring charges primarily related to nonrecurring restructuring and acquisition integration charges, and nonrecurring income tax items. For the quarter and nine months ended March 31, 2013, nonrecurring items also include amounts related to the reserve for expected government settlement.

[2] Reserve for expected government settlement relates to the $41 million charge recorded in connection with the agreement in principle publicly disclosed on April 25, 2013, related to prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with healthcare professionals. In January 2014, we entered into a final settlement agreement with the government, and we paid the settlement.

[3] Step-up of acquired inventory relates to the non-cash expenses associated with inventory step-up charges from acquisitions. The company began excluding inventory valuation step-up charges from acquisitions during the quarter ended December 31, 2013. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.

[4] Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.

[5] Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items, amortization of acquired intangibles, inventory valuation step-up charges, and nonrecurring income tax items noted above.

[6] Effective tax rate calculations are performed based on whole dollar amounts, and therefore may not equal the calculations based on amounts rounded in millions presented in the table above.

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except per share data)	March 31, 2014	June 30, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,269	$1,798
Trade Receivables, Net	454	429
Current Portion of Net Investment in Sales-Type Leases	300	351
Inventories, Net	460	384
Prepaid Expenses	33	30
Other Current Assets	223	141
Total Current Assets	2,739	3,133
Property and Equipment, Net	442	409
Net Investment in Sales-Type Leases, Less Current Portion	981	1,001
Goodwill	3,307	3,081
Intangible Assets, Net	1,043	793
Investments in Unconsolidated Entities	95	—
Other Assets	56	136
Total Assets	$8,663	$8,553
LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$457	$2
Accounts Payable	199	147
Deferred Revenue	69	51
Accrued Compensation and Benefits	146	150
Other Accrued Liabilities	203	242
Total Current Liabilities	1,074	592
Long-Term Obligations, Less Current Portion	999	1,444
Deferred Income Taxes	728	638
Other Liabilities	461	493
Total Liabilities	3,262	3,167
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued – None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued – 233.7 and 229.4 shares at March 31, 2014 and June 30, 2013, respectively	2	2
Treasury Stock, at cost, 26.1 and 15.5 shares at March 31, 2014 and June 30, 2013, respectively	(915)	(505)
Additional Paid-In Capital	5,015	4,886
Retained Earnings	1,325	1,048
Accumulated Other Comprehensive Loss	(26)	(45)
Total Stockholders’ Equity	5,401	5,386
Total Liabilities and Stockholders’ Equity	$8,663	$8,553

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended March 31,
(in millions)	2014	2013
Cash and Cash Equivalents at July 1, Attributable to Continuing Operations	$1,798	$1,648
Cash and Cash Equivalents at July 1, Attributable to Discontinued Operations	$—	$(1)
Cash Flows from Operating Activities:
Net Income	277	276
Loss from Discontinued Operations	—	(3)
Income from Continuing Operations	277	279
Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Depreciation and Amortization	146	137
Other Non-Cash Items	47	63
Change in Operating Assets and Liabilities, Excluding Impact of Acquired Assets and Assumed Liabilities:
Trade Receivables	4	6
Inventories	(32)	(6)
Net Investment in Sales-Type Leases	70	8
Accounts Payable	38	4
Other Accrued Liabilities and Operating Items, Net	(95)	(66)
Net Cash Provided by Operating Activities – Continuing Operations	455	425
Net Cash Provided by Operating Activities – Discontinued Operations	—	1
Net Cash Provided by Operating Activities	455	426
Cash Flows from Investing Activities:
Cash Paid for Acquisitions, Net of Cash Received	(517)	(66)
Cash Paid for Investments in Unconsolidated Entities	(94)	—
Additions to Property and Equipment	(61)	(63)
Other Investing Activities	(2)	(14)
Net Cash Used in Investing Activities – Continuing Operations	(674)	(143)
Net Cash Used in Investing Activities	(674)	(143)
Cash Flows from Financing Activities:
Repayment of Long-Term Obligations	(2)	(251)
Share Repurchase Programs	(407)	(108)
Proceeds from Issuance of Debt, Net	(1)	298
Proceeds from Stock Option Exercises	93	43
Other Financing Activities	(7)	(13)
Net Cash Used in Financing Activities – Continuing Operations	(324)	(31)
Net Cash Used in Financing Activities	(324)	(31)
Effect of Exchange Rate Changes on Cash	14	6
Net (Decrease) Increase in Cash and Cash Equivalents – Continuing Operations	(529)	257
Net Increase in Cash and Cash Equivalents – Discontinued Operations	—	1
Net (Decrease) Increase in Cash and Cash Equivalents	(529)	258
Cash and Cash Equivalents at March 31, Attributable to Continuing Operations	$1,269	$1,905
Cash and Cash Equivalents at March 31, Attributable to Discontinued Operations	$—	$—
Non-Cash Investing and Financing Activities:
Asset Acquired by Entering into Capital Lease	$4	$—
Share Repurchase Programs	$3	$4